Exhibit 99.1

Interpace Biosciences Announces Full Year and Fourth Quarter 2021 Financial and Business Results

●	2021 Full Year Net Revenue of $41.3 Million up 28% vs Prior Year; Fourth Quarter Net Revenue of $10.9 Million up 13% vs Prior Year
●	2021 Full Year Net Loss Improved $11.5 Million vs Prior Year
●	Full year Cash Collections improved by 31% to $43.1 million and outpaced Revenue by nearly $2 million

PARSIPPANY, NJ, March 31, 2022 (GLOBE NEWSWIRE) —Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the fiscal year and fourth quarter ended December 31, 2021 and provided a business and financial update.

“2021 has been a transformative year for Interpace,” said Thomas Burnell, President and CEO. Burnell added, “The Company established a sense of urgency and focus, right-sized its infrastructure, forged significant lending and investor relationships, and markedly grew revenue and improved overall profitability despite many unanticipated challenges.”

Thomas Freeburg, the Company’s CFO added, “During 2021, Interpace achieved significant improvement in overall profitability compared to the prior two successive years, with improved financial results across the board. We achieved substantial revenue growth and gross margin expansion while significantly reducing operating expenses. We intend to continue our focus on expense control, revenue growth, commercial payer reimbursement and expansion to drive further improvement in our profitability in 2022.”

Burnell continued, “While we did not fully achieve our lofty expectations of being cash flow breakeven by the end of 2021, and we entered 2022 with concerns related to reimbursement of the Company’s flagship Thyroid test, ThyGENext®, we have been notified by Centers for Medicare & Medicaid Services (CMS) and National Correct Coding Initiative (NCCI) that processing of claims for dates of service after January 1, 2022 will be completed beginning July 1, 2022 and are prepared to move forward with our planned growth strategy – with emphasis on expansion of the Company’s clinical diagnostics testing platform and portfolio, and a streamlined, more efficient approach to meeting the needs of our pharma services clients.”

Full-Year 2021 Financial Performance as Compared to Full-Year 2020

●	Net Revenue was $41.3 million, an increase of 28% versus the prior year. The increase in Net Revenue was driven by increased reimbursement rates and clinical services volume, partially offset by a decrease in pharma services revenue.

●	Gross Profit percentage was 43% compared to 33% for the prior year, a 1,000 basis-point improvement year over year. The Gross Profit improvement can be attributed to the increased reimbursement rates as well as a greater mix of proprietary molecular diagnostic tests.

●	Loss from Continuing Operations was $(14.7) million vs $(26.2) million in the prior year. Net loss was $(14.9) million compared to $(26.5) million in the prior year.

●	Adjusted EBITDA was $(5.1) million as compared to $(15.4) million for the prior year. The improvement is primarily attributable to the lower Loss from Continuing Operations.

●	Full year Cash collections improved by 31% to $43.1 million and outpaced revenue by nearly $2 million. Days Sales Outstanding (DSO) decreased 40% year over year to 54 days.

●	December 31, 2020 cash balance was $2.8 million, net of restricted cash. December 31, 2021 cash balance was $3.1 million, net of restricted cash.

Fourth Quarter 2021 Financial Performance as Compared to the Fourth Quarter of 2020

●

Net Revenue was $10.9 million for the fourth quarter of 2021, a 13% improvement over the prior year period. The increase in Net Revenue was driven by increased reimbursement rates and clinical services volume, partially offset by a decrease in pharma services revenue.

●	Gross Profit percentage was 41% compared to 32% for the fourth quarter of 2020, with the improvement driven by higher volume, increases in reimbursement rates and a change in the gross profit mix.

●	Loss from Continuing Operations was $(3.7) million vs $(8.1) million in the prior year quarter, an improvement of $4.4 million.

●	Adjusted EBITDA was $(2.1) million vs $(4.1) million in the prior year quarter, with the improvement primarily attributable to the lower Loss from Continuing Operations.

Recent Highlights

●	In January 2022, we announced the appointment of Vijay Aggarwal, Ph.D. to the Board of Directors effective February 1, 2022, replacing Eric B. Lev. Dr. Aggarwal and Mr. Lev were each designees of Ampersand 2018 Limited Partnership, a Series B Preferred stockholder of the Company.

●	In January 2022, the Company announced that CMS issued a new billing policy whereby CMS will no longer reimburse for the use of the Company’s ThyGeNEXT® and ThyraMIR® tests when billed together by the same provider/supplier for the same beneficiary on the same date of service. On February 28, 2022, the Company announced that the National Correct Coding Initiative (NCCI) program issued a response on behalf of CMS stating that the January 2022 billing policy reimbursement change for ThyGeNEXT® (0245U) and ThyraMIR® (0018U) tests has been retroactively reversed to January 1, 2022. CMS is currently reimbursing the Company for one of its two thyroid tests, and has agreed to retroactively reimburse for the second test once they have completed their internal administrative adjustments, confirming their acknowledgment that all tests will be reimbursed retroactive to January 1, 2022. As of the date of this filing, the Company has not yet realized the full cash collection benefit of current and retroactive Thyroid testing and such cash collections may be temporarily reduced or delayed until we resolve the matter with CMS.

●	During the fourth quarter of Fiscal 2021, the Company expanded commercial payor coverage of its proprietary Thyroid tests adding one new in-network contract. With the contracts added earlier in the year, Interpace now has contracts with 55 commercial payors.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA, a “molecular only” version of PancraGEN® that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX® that differentiates lung cancer of primary versus metastatic origin and for which the Company only has nominal revenues. In addition, BarreGEN®, a molecular based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a clinical evaluation program (CEP) whereby we gather information from physicians using BarreGEN® to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

Pharma services, through Interpace Pharma Solutions, provides pharmacogenomics testing, genotyping, biorepository and other customized services to the pharmaceutical and biotech industries. Pharma services also advances personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, while also improving patient care.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements including, but not limited to, the adverse impact of the COVID-19 pandemic on the Company’s operations and revenues, the substantial doubt about the Company’s ability to continue as a going concern, the possibility that the Company’s estimates of future revenue, cash flows and adjusted EBITDA may prove to be materially inaccurate, the Company’s history of operating losses, the Company’s ability to adequately finance its business, the Company’s ability to repay borrowings under its $7.5M credit facility with Comerica Bank and its $8M term loan with BroadOak, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, and the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)
Revenue, net	$10,853	$9,646	$41,314	$32,398
Cost of revenue	6,404	6,517	23,369	21,673
Gross Profit	4,449	3,129	17,945	10,725

Sales and marketing	2,482	2,478	10,067	9,254
Research and development	407	673	1,882	2,795
General and administrative	4,030	5,508	13,669	18,192
Transition expenses	111	1,780	2,585	2,578
Loss on DiamiR transaction	248	-	13	-
Acquisition amortization expense	728	1,115	4,064	4,461
Change in fair value of contingent consideration	(281)	(489)	(338)	(489)
Total operating expenses	7,725	11,065	31,942	36,791

Operating loss	(3,276)	(7,936)	(13,997)	(26,066)
Interest accretion expense	(121)	(135)	(496)	(549)
Related party interest	(52)	-	(424)	-
Other (expense) income, net	(241)	(6)	(496)	467
Loss from continuing operations before tax	(3,690)	(8,077)	(15,413)	(26,148)
Provision (benefit) for income taxes	17	10	(667)	53
Loss from continuing operations	(3,707)	(8,087)	(14,746)	(26,201)

Loss from discontinued operations, net of tax	(22)	(56)	(197)	(250)

Net loss	(3,729)	(8,143)	(14,943)	(26,451)

Less adjustment for preferred stock deemed dividend	-	-	-	(3,033)

Net loss attributable to common stockholders	$(3,729)	$(8,143)	$(14,943)	$(29,484)

Basic and diluted loss per share of common stock:
From continuing operations	$(0.89)	$(2.00)	$(3.57)	$(7.26)
From discontinued operations	-	(0.01)	(0.04)	(0.06)
Net loss per basic share of common stock	$(0.89)	$(2.01)	$(3.61)	$(7.32)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	4,181	4,043	4,135	4,029
Diluted	4,181	4,043	4,135	4,029

Selected Balance Sheet Data

($ in thousands)

	December 31,	December 31,
	2021	2020

Cash, cash equivalents and restricted cash	$3,314	$3,372

Total current assets	12,166	14,122
Total current liabilities	15,682	18,233

Total assets	38,427	45,681
Total liabilities	34,309	28,228
Total stockholders’ deficit	(42,418)	(29,083)

Selected Cash Flow Data

($ in thousands)

	For the Years Ended
	December 31,
	2021	2020
Net loss	$(14,943)	$(26,451)

Net cash used in operating activities	$(8,719)	$(13,979)
Net cash used in investing activities	(315)	(1,575)
Net cash provided by financing activities	8,976	16,605
Change in cash, cash equivalents and restricted cash	(58)	1,051
Cash, cash equivalents and restricted cash – beginning	3,372	2,321
Cash, cash equivalents and restricted cash – ending	$3,314	$3,372

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Loss from continuing operations (GAAP Basis)	$(3,707)	$(8,087)	$(14,746)	$(26,201)
Bad debt (recovery) expense	-	335	(140)	585
Loss on DiamiR transaction	248	-	13	-
Receipt of HHS stimulus grant	-	-	-	(650)
Transition expenses	111	1,780	2,585	2,578
Legal and professional services	-	-	-	495
Depreciation and amortization	1,024	1,399	5,374	5,501
Stock-based compensation	54	861	1,368	2,242
Taxes expense(benefit)	17	10	(667)	53
Interest accretion expense	121	135	496	549
Financing interest and related costs	468	-	950	-
Mark to market on warrant liability	(87)	1	50	(61)
Change in fair value of note payable	(58)	-	(58)	-
Change in fair value of contingent consideration	(281)	(489)	(338)	(489)
Adjusted EBITDA	$(2,090)	$(4,055)	$(5,113)	$(15,398)

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, acquisition related expenses, transition expenses, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including asset impairment costs, bad debt expense, receipt of stimulus grants, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration, and warrant liability. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.